Exhibit 99.1

NEWS RELEASE

HOUSTON and LONDON, July 28, 2015

LyondellBasell Reports Record Quarterly Results

Second Quarter 2015 Highlights

•	Record income from continuing operations: $1.33 billion ($1.32 billion excluding LCM1)

•	Record diluted earnings per share: $2.81 per share ($2.79 per share excluding LCM)

•	Record EBITDA: $2.19 billion ($2.18 billion excluding LCM)

•	Fourth consecutive quarter of EBITDA in excess of $2 billion

•	Completed share repurchases under our prior authorization and received approval for a third 10 percent authorization. Repurchased 7.9 million shares, or approximately 1.7 percent of the shares outstanding during the quarter.

•	Increased the interim quarterly dividend by 11 percent to 78 cents per share

LyondellBasell Industries (NYSE: LYB) today announced earnings from continuing operations for the second quarter 2015 of $1.33 billion, or $2.81 diluted earnings per share. Second quarter 2015 EBITDA was approximately $2.19 billion.

Comparisons with the prior quarter and second quarter 2014 are available in the following table:

Table 1 - Earnings Summary

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
Millions of U.S. dollars (except share data)	2015	2015	2014	2015	2014
Sales and other operating revenues	$9,145	$8,185	$12,117	$17,330	$23,252
Net income(a)	1,329	1,164	1,176	2,493	2,120
Income from continuing operations(b)	1,326	1,167	1,173	2,493	2,116
Diluted earnings per share (U.S. dollars):
Net income(c)	2.82	2.41	2.23	5.22	3.94
Income from continuing operations(b)	2.81	2.42	2.22	5.22	3.93
Diluted share count (millions)	472	481	527	477	537
EBITDA(d)	2,186	1,952	1,941	4,138	3,609
Excluding LCM Impact:
LCM charges (benefits), pre-tax	(9)	92	—	83	—
Income from continuing operations(b)	1,320	1,225	1,173	2,545	2,116
Diluted earnings per share (U.S. dollars):
Income from continuing operations(b)	2.79	2.54	2.22	5.33	3.93
EBITDA(d)	2,177	2,044	1,941	4,221	3,609

(a)	Includes net loss attributable to non-controlling interests and income (loss) from discontinued operations, net of tax. See Table 10.
(b)	Please see Table 11 for charges and benefits to income from continuing operations.
(c)	Includes diluted earnings per share attributable to discontinued operations.
(d)	See the end of this release for an explanation of the Company’s use of EBITDA and Table 8 for reconciliations of EBITDA to net income and income from continuing operations.

[1]	LCM stands for “lower of cost or market.” An explanation of LCM and why we have excluded it from our financial information in this press release can be found at the end of this press release under “Information Related to Financial Measures.”

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The second quarter included a $9 million non-cash, pre-tax credit for the impact of a lower of cost or market (LCM) inventory adjustment ($6 million after tax), which for certain segments represented a reversal of some or all of the LCM adjustment charged in the first quarter of 2015. Excluding the LCM adjustment, earnings from continuing operations during the first quarter totaled $1.3 billion, or $2.79 per share, and EBITDA was $2.2 billion.

“Continued high operating reliability allowed us to take advantage of a favorable second quarter environment. We again delivered strong results across all segments, achieving record quarterly diluted earnings per share and EBITDA. Earnings per share during the last 12 months exceeded $10 per share. Abundant natural gas and NGL supply coupled with strong pricing during the quarter continued to benefit our margins in the Olefins and Polyolefins and Intermediates and Derivatives segments. Planned and unplanned industry downtime created favorable global conditions, demonstrating that the industry is operating with a fundamentally tight supply and demand balance,” said Bob Patel, LyondellBasell Chief Executive Officer.

OUTLOOK

“The outlook for the third quarter remains positive for our portfolio. Natural gas and NGL remain well supplied and favorably priced. Significant global olefin and polyolefin supply shortages are starting to rebalance as supply returns to the market, but balances have remained favorable through July. Late in the third quarter, we will begin planned outages at two of our Intermediate and Derivatives production sites and at one European olefins plant,” Patel said.

LYONDELLBASELL BUSINESS RESULTS DISCUSSION BY REPORTING SEGMENT

LyondellBasell manages operations through five operating segments: 1) Olefins and Polyolefins – Americas; 2) Olefins and Polyolefins – Europe, Asia, International (EAI); 3) Intermediates and Derivatives; 4) Refining; and 5) Technology.

Comments and analysis represent underlying business activity and are exclusive of LCM inventory adjustments.

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Olefins and Polyolefins - Americas (O&P-Americas) – The primary products of this segment include ethylene and its co-products (propylene, butadiene and benzene), polyethylene, polypropylene and Catalloy process resins.

Table 2 - O&P–Americas Financial Overview

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
Millions of U.S. dollars	2015	2015	2014	2015	2014
Operating income	$920	$934	$898	$1,854	$1,554
EBITDA	1,014	1,031	978	2,045	1,714
LCM charges (benefits), pre-tax	(21)	43	—	22	—
EBITDA excluding LCM adjustments	993	1,074	978	2,067	1,714

Three months ended June 30, 2015 versus three months ended March 31, 2015 – EBITDA decreased versus the first quarter of 2015 by $81 million, excluding a $64 million quarter to quarter variance as a result of the LCM inventory adjustments. Olefins results decreased by approximately $105 million primarily due to a higher cost of ethylene production from reduced co-product contribution and increased heavy liquid raw material costs. Polyolefin results improved by approximately $25 million principally due to higher sales volume. Joint venture equity income increased by $1 million.

Three months ended June 30, 2015 versus three months ended June 30, 2014 – EBITDA increased by $15 million versus the second quarter 2014, excluding a $21 million quarter to quarter variance as a result of the LCM inventory adjustment credit. Olefins results decreased by $75 million primarily due to lower margins as a result of lower product prices. The price of ethylene decreased by approximately 13 cents per pound. This negative impact was partially offset by higher volume as 2014 results were impacted by the La Porte ethylene plant turnaround. Polyolefin results improved by approximately $85 million due to volume that was higher by 8 percent and from higher polyethylene and polypropylene margins. The polypropylene spread over propylene improved by approximately 5 cents per pound. Joint venture equity income increased by $2 million.

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Olefins and Polyolefins - Europe, Asia, International (O&P-EAI) – The primary products of this segment include ethylene and its co-products (propylene and butadiene), polyethylene, polypropylene, polypropylene compounds (global), Catalloy process resins and polybutene-1 resins.

Table 3 - O&P–EAI Financial Overview

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
Millions of U.S. dollars	2015	2015	2014	2015	2014
Operating income	$359	$236	$190	$595	$415
EBITDA	492	357	319	849	675
LCM charges (benefits), pre-tax	—	—	—	—	—
EBITDA excluding LCM adjustments	492	357	319	849	675

Three months ended June 30, 2015 versus three months ended March 31, 2015 – EBITDA increased by $135 million versus the first quarter 2015. Olefins results increased by $80 million primarily due to a higher ethylene price which improved by approximately 7 cents per pound. Combined polyolefin results increased by approximately $65 million. Tight supply in polyethylene and polypropylene drove higher spreads. Polyethylene volume decreased by approximately 11 percent and polypropylene volume decreased by approximately 16 percent. Combined polypropylene compounds and polybutene-1 results decreased by approximately $15 million primarily as a result of higher polypropylene raw material costs. Equity income increased by $22 million, as margins in several of the polyolefins joint ventures had similar improvement as our European businesses.

Three months ended June 30, 2015 versus three months ended June 30, 2014 – EBITDA increased by $173 million versus the second quarter 2014. Olefin results increased by approximately $70 million primarily due to higher ethylene margins. Combined polyolefin results increased by approximately $105 million. Spreads in polyethylene and polypropylene increased by approximately 6 and 2 cents per pound, respectively. Combined polypropylene compounds and polybutene-1 results decreased by approximately $10 million as a result of higher polypropylene raw material costs. Equity income increased by $16 million.

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Intermediates and Derivatives (I&D) – The primary products of this segment include propylene oxide (PO) and its co-products (styrene monomer, tertiary butyl alcohol (TBA), isobutylene and tertiary butyl hydroperoxide), and derivatives (propylene glycol, propylene glycol ethers and butanediol), acetyls (including methanol), ethanol, oxyfuels, and ethylene oxide and its derivatives.

Table 4 - I&D Financial Overview

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
Millions of U.S. dollars	2015	2015	2014	2015	2014
Operating income	$405	$271	$375	$676	$691
EBITDA	466	337	430	803	805
LCM charges, pre-tax	17	44	—	61	—
EBITDA excluding LCM adjustments	483	381	430	864	805

Three months ended June 30, 2015 versus three months ended March 31, 2015 – EBITDA increased by $102 million versus the first quarter 2015, excluding a $27 million quarter to quarter variance as a result of the LCM inventory adjustments. Propylene oxide and derivative results decreased by approximately $20 million primarily due to lower volumes. The first quarter benefitted from industry outages and seasonally strong aircraft deicer demand. Intermediate chemical results increased by $55 million due to strength in styrene margins and higher methanol volume following first quarter maintenance at the Channelview plant. Oxyfuels results improved by approximately $65 million due to higher seasonal margins and volume. Equity income decreased by $2 million.

Three months ended June 30, 2015 versus three months ended June 30, 2014 – EBITDA increased by $53 million versus the second quarter 2014, excluding a $17 million quarter to quarter variance as a result of the LCM inventory adjustment. Propylene oxide and derivative results were relatively unchanged. Intermediate chemical results improved by approximately $45 million primarily from the strength in styrene margins. Oxyfuels results were relatively unchanged. Equity income increased by $4 million.

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Refining – The primary products of this segment include gasoline, diesel fuel, heating oil, jet fuel, and petrochemical raw materials.

Table 5 - Refining Financial Overview

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
Millions of U.S. dollars	2015	2015	2014	2015	2014
Operating income	$119	$74	$95	$193	$181
EBITDA	159	149	137	308	266
LCM charges (benefits), pre-tax	(5)	5	—	—	—
EBITDA excluding LCM adjustments	154	154	137	308	266

Three months ended June 30, 2015 versus three months ended March 31, 2015 – EBITDA was unchanged versus the first quarter 2015, excluding a $10 million quarter to quarter variance as a result of the LCM inventory adjustments. Crude oil throughput increased by 14,000 barrels per day. The Maya 2-1-1 industry benchmark spread increased by approximately $0.25 per barrel, averaging $23.98 per barrel. Secondary product price spreads offset some of this improvement as they decreased with higher crude oil prices. The cost of RIN’s was lower by $4 million.

Three months ended June 30, 2015 versus three months ended June 30, 2014 – Versus the second quarter of 2014, EBITDA increased by $17 million, excluding a $5 million quarter to quarter variance as a result of the LCM inventory adjustment credit. Crude oil throughput decreased by 2,000 barrels per day to 255,000 barrels per day. The Maya 2-1-1 spread decreased by approximately $3.00 per barrel. The corresponding Houston refinery spread was relatively unchanged. During the second quarter of 2015, secondary product margins improved due to the decline in crude oil. The cost of RIN’s was relatively unchanged.

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Technology – The principal products of the Technology segment include polyolefin catalysts and production process technology licenses and related services.

Table 6 - Technology Financial Overview

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
Millions of U.S. dollars	2015	2015	2014	2015	2014
Operating income	$45	$64	$56	$109	$116
EBITDA	57	76	71	133	147

Three months ended June 30, 2015 versus three months ended March 31, 2015 – EBITDA decreased by $19 million on lower catalyst volume and reduced licensing income.

Three months ended June 30, 2015 versus three months ended June 30, 2014 – EBITDA decreased by $14 million due to lower catalyst and licensing results.

Capital Spending and Cash Balances

Capital expenditures, including growth projects, maintenance turnarounds, catalyst and information technology-related expenditures, were $278 million during the second quarter 2015. Our cash and liquid investments balance was $3.8 billion at June 30, 2015. We repurchased 7.9 million of our shares outstanding during the second quarter of 2015. There were 468 million common shares outstanding as of June 30, 2015. The company paid dividends of $368 million during the second quarter of 2015.

CONFERENCE CALL

LyondellBasell will host a conference call July 28 at 11 a.m. ET. Participants on the call will include Chief Executive Officer Bob Patel, Senior Vice President - Strategic Planning and Transactions Sergey Vasnetsov, and Vice President of Investor Relations Doug Pike.

The toll-free dial-in number in the U.S. is 888-677-1826. A complete listing of toll-free numbers by country is available at www.lyb.com/teleconference for international callers. The pass code for all numbers is 4843334.

The slides and webcast that accompany the call will be available at http://www.lyb.com/earnings.

A replay of the call will be available from 2 p.m. ET July 28 until August 28 at 11 p.m. ET. The replay dial-in numbers are 888-568-0061 (U.S.) and +1 203-369-3454 (international). The pass code for each is 62324.

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ABOUT LYONDELLBASELL

LyondellBasell (NYSE: LYB) is one of the world’s largest plastics, chemical and refining companies and a member of the S&P 500. LyondellBasell (www.lyb.com) manufactures products at 55 sites in 18 countries. LyondellBasell products and technologies are used to make items that improve the quality of life for people around the world including packaging, electronics, automotive parts, home furnishings, construction materials and biofuels.

FORWARD-LOOKING STATEMENTS

The statements in this release and the related teleconference relating to matters that are not historical facts are forward-looking statements. These forward-looking statements are based upon assumptions of management which are believed to be reasonable at the time made and are subject to significant risks and uncertainties. Actual results could differ materially based on factors including, but not limited to, the business cyclicality of the chemical, polymers and refining industries; the availability, cost and price volatility of raw materials and utilities, particularly the cost of oil, natural gas, and associated natural gas liquids; competitive product and pricing pressures; labor conditions; our ability to attract and retain key personnel; operating interruptions (including leaks, explosions, fires, weather-related incidents, mechanical failure, unscheduled downtime, supplier disruptions, labor shortages, strikes, work stoppages or other labor difficulties, transportation interruptions, spills and releases and other environmental risks); the supply/demand balances for our and our joint ventures’ products, and the related effects of industry production capacities and operating rates; our ability to achieve expected cost savings and other synergies; our ability to successfully execute projects and growth strategies; legal and environmental proceedings; tax rulings, consequences or proceedings; technological developments, and our ability to develop new products and process technologies; potential governmental regulatory actions; political unrest and terrorist acts; risks and uncertainties posed by international operations, including foreign currency fluctuations; and our ability to comply with debt covenants and service our debt. Additional factors that could cause results to differ materially from those described in the forward-looking statements can be found in the “Risk Factors” section of our Form 10-K for the year ended December 31, 2014, which can be found at www.lyb.com on the Investor Relations page and on the Securities and Exchange Commission’s website at www.sec.gov.

INFORMATION RELATED TO FINANCIAL MEASURES

This release makes reference to certain “non-GAAP” financial measures as defined in Regulation G of the U.S. Securities Exchange Act of 1934, as amended. The non-GAAP measures we have presented include income from continuing operations excluding LCM, diluted earnings per share excluding LCM, EBITDA and EBITDA excluding LCM. LCM stands for “lower of cost or market,” which is an accounting

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rule consistent with GAAP related to the valuation of inventory. Our inventories are stated at the lower of cost or market. Cost is determined using the last-in, first-out (“LIFO”) inventory valuation methodology, which means that the most recently incurred costs are charged to cost of sales and inventories are valued at the earliest acquisition costs. Market is determined based on an assessment of the current estimated replacement cost and selling price of the inventory. In periods where the market price of our inventory declines substantially, cost values of inventory may be higher than the market value, which results in us writing down the value of inventory to market value in accordance with the LCM rule, consistent with GAAP. This adjustment is somewhat unique to our 2010 company formation when all assets and liabilities were measured at fair value, our use of LIFO accounting, and the recent volatility in pricing for many of our raw material and finished goods inventories. We report our financial results in accordance with U.S. generally accepted accounting principles, but believe that certain non-GAAP financial measures, such as EBITDA and earnings and EBITDA excluding LCM, provide useful supplemental information to investors regarding the underlying business trends and performance of the company’s ongoing operations and are useful for period-over-period comparisons of such operations. Non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, or superior to, the financial measures prepared in accordance with GAAP.

EBITDA, as presented herein, may not be comparable to a similarly titled measure reported by other companies due to differences in the way the measure is calculated. We calculate EBITDA as income from continuing operations plus interest expense (net), provision for (benefit from) income taxes, and depreciation & amortization. EBITDA should not be considered an alternative to profit or operating profit for any period as an indicator of our performance, or as an alternative to operating cash flows as a measure of our liquidity. We have also presented financial information herein exclusive of adjustments for LCM.

Quantitative reconciliations of EBITDA to net income, the most comparable GAAP measure, are provided in Table 8 at the end of this release.

OTHER FINANCIAL MEASURE PRESENTATION NOTES

This release contains time sensitive information that is accurate only as of the time hereof. Information contained in this release is unaudited and subject to change. LyondellBasell undertakes no obligation to update the information presented herein except to the extent required by law.

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Source:   LyondellBasell Industries

Media Contact:	George Smalley +1 713-309-7575
Investor Contact:	Douglas J. Pike +1 713-309-7141

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Table 7 - Reconciliation of Segment Information to Consolidated Financial Information (a)

	2014					2015
(Millions of U.S. dollars)	Q1	Q2	Q3	Q4	Total	Q1	Q2	YTD
Sales and other operating revenues:
Olefins & Polyolefins - Americas	$3,357	$3,462	$3,750	$3,379	$13,948	$2,551	$2,679	$5,230
Olefins & Polyolefins - EAI	3,778	4,069	3,995	3,361	15,203	2,911	3,061	5,972
Intermediates & Derivatives	2,429	2,706	2,691	2,304	10,130	1,918	2,159	4,077
Refining	2,756	3,250	3,146	2,558	11,710	1,607	2,102	3,709
Technology	136	144	107	110	497	136	107	243
Other/elims	(1,321)	(1,514)	(1,623)	(1,422)	(5,880)	(938)	(963)	(1,901)

Continuing Operations	$11,135	$12,117	$12,066	$10,290	$45,608	$8,185	$9,145	$17,330

Operating income (loss):
Olefins & Polyolefins - Americas	$656	$898	$1,068	$950	$3,572	$934	$920	$1,854
Olefins & Polyolefins - EAI	225	190	223	246	884	236	359	595
Intermediates & Derivatives	316	375	321	208	1,220	271	405	676
Refining	86	95	67	(354)	(106)	74	119	193
Technology	60	56	26	29	171	64	45	109
Other	(3)	(1)	1	(2)	(5)	(4)	(3)	(7)

Continuing Operations	$1,340	$1,613	$1,706	$1,077	$5,736	$1,575	$1,845	$3,420

Depreciation and amortization:
Olefins & Polyolefins - Americas	$73	$74	$84	$85	$316	$86	$85	$171
Olefins & Polyolefins - EAI	70	67	65	46	248	55	54	109
Intermediates & Derivatives	55	56	55	59	225	60	56	116
Refining	42	42	42	43	169	74	40	114
Technology	16	15	16	14	61	12	12	24

Continuing Operations	$256	$254	$262	$247	$1,019	$287	$247	$534

EBITDA: (b)
Olefins & Polyolefins - Americas	$736	$978	$1,157	$1,040	$3,911	$1,031	$1,014	$2,045
Olefins & Polyolefins - EAI	356	319	343	348	1,366	357	492	849
Intermediates & Derivatives	375	430	383	271	1,459	337	466	803
Refining	129	137	110	(311)	65	149	159	308
Technology	76	71	41	44	232	76	57	133
Other	(4)	6	1	14	17	2	(2)	—

Continuing Operations	$1,668	$1,941	$2,035	$1,406	$7,050	$1,952	$2,186	$4,138

Capital, turnarounds and IT deferred spending:
Olefins & Polyolefins - Americas	$231	$306	$208	$167	$912	$149	$140	$289
Olefins & Polyolefins - EAI	33	27	45	86	191	38	27	65
Intermediates & Derivatives	45	52	50	94	241	76	76	152
Refining	32	20	27	44	123	33	28	61
Technology	2	6	6	11	25	6	3	9
Other	—	4	2	1	7	4	4	8

Continuing Operations	$343	$415	$338	$403	$1,499	$306	$278	$584

(a)	EBITDA as presented herein includes the impacts of pre-tax LCM charges of $45 million in the third quarter of 2014, $715 million in the fourth quarter of 2014 and $92 million in the first quarter of 2015. EBITDA for the second quarter of 2015 includes a pre-tax LCM benefit of $9 million for the partial reversal of the first quarter 2015 LCM adjustment. See Tables 2 through 6 for LCM adjustments recorded for each segment.
(b)	See Table 8 for EBITDA calculation.

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Table 8 - EBITDA Calculation

	2014					2015
(Millions of U.S. dollars)	Q1	Q2	Q3	Q4	Total	Q1	Q2	YTD
Net income attributable to the Company shareholders(a)	$945	$1,178	$1,258	$793	$4,174	$1,166	$1,330	$2,496
Net loss attributable to non-controlling interests	(1)	(2)	(1)	(2)	(6)	(2)	(1)	(3)
(Income) loss from discontinued operations, net of tax	(1)	(3)	3	5	4	3	(3)	—

Income from continuing operations(a)	943	1,173	1,260	796	4,172	1,167	1,326	2,493
Provision for income taxes	383	425	434	298	1,540	440	541	981
Depreciation and amortization	256	254	262	247	1,019	287	247	534
Interest expense, net	86	89	79	65	319	58	72	130

EBITDA(b)	$1,668	$1,941	$2,035	$1,406	$7,050	$1,952	$2,186	$4,138

(a)	Amounts presented herein include after-tax LCM charges of $28 million in the third quarter of 2014, $455 million in the fourth quarter of 2014 and $58 million in the first quarter of 2015. The second quarter of 2015 includes an after-tax benefit of $6 million for the partial reversal of the first quarter 2015 LCM adjustment resulting from price recoveries during the period.
(b)	EBITDA as presented herein includes the impacts of pre-tax LCM charges of $45 million in the third quarter of 2014, $715 million in the fourth quarter of 2014, and $92 million in the first quarter of 2015. The second quarter of 2015 includes a pre-tax LCM benefit of $9 million for the partial reversal of the first quarter 2015 LCM adjustment.

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Table 9 - Selected Segment Operating Information

	2014					2015
	Q1	Q2	Q3	Q4	Total	Q1	Q2	YTD
Olefins and Polyolefins - Americas
Volumes (million pounds)
Ethylene produced	1,979	1,721	2,301	2,458	8,459	2,364	2,415	4,779
Propylene produced	611	648	559	719	2,537	805	740	1,545
Polyethylene sold	1,377	1,334	1,486	1,360	5,557	1,347	1,425	2,772
Polypropylene sold	601	592	642	552	2,387	583	648	1,231
Benchmark Market Prices
West Texas Intermediate crude oil (USD per barrel)	98.61	102.99	97.25	73.20	92.91	48.57	57.95	53.34
Light Louisiana Sweet (“LLS”) crude oil (USD per barrel)	104.36	105.55	101.03	76.58	96.92	52.84	62.93	57.97
Natural gas (USD per million BTUs)	5.01	4.74	4.19	4.09	4.51	2.76	2.76	2.76
U.S. weighted average cost of ethylene production (cents/pound)	20.0	17.1	14.5	10.5	15.4	10.2	9.7	10.0
U.S. ethylene (cents/pound)	48.3	47.2	51.8	44.8	48.0	34.8	34.2	34.5
U.S. polyethylene [high density] (cents/pound)	76.3	77.0	78.0	76.7	77.0	65.7	67.3	66.5
U.S. propylene (cents/pound)	73.3	69.7	70.8	69.8	70.9	49.7	41.7	45.7
U.S. polypropylene [homopolymer] (cents/pound)	88.3	84.7	86.3	85.8	86.3	67.7	61.7	64.7
Olefins and Polyolefins - Europe, Asia, International
Volumes (million pounds)
Ethylene produced	989	1,024	1,039	1,059	4,111	1,007	1,047	2,054
Propylene produced	582	617	629	618	2,446	600	632	1,232
Polyethylene sold	1,275	1,363	1,284	1,254	5,176	1,533	1,360	2,893
Polypropylene sold	1,509	1,707	1,633	1,561	6,410	1,817	1,529	3,346
Benchmark Market Prices (€0.01 per pound)
Western Europe weighted average cost of ethylene production	32.9	34.3	31.5	18.2	29.2	22.9	23.2	23.0
Western Europe ethylene	54.7	52.8	54.1	48.7	52.6	39.3	47.1	43.2
Western Europe polyethylene [high density]	56.1	54.8	55.4	51.5	54.5	45.2	60.6	52.9
Western Europe propylene	51.3	52.2	51.9	46.5	50.5	37.1	44.4	40.7
Western Europe polypropylene [homopolymer]	59.9	61.3	61.4	57.0	59.9	49.8	62.5	56.1
Intermediates and Derivatives
Volumes (million pounds)
Propylene oxide and derivatives	772	726	768	781	3,047	870	751	1,621
Ethylene oxide and derivatives	262	319	211	226	1,018	268	312	580
Styrene monomer	683	870	933	870	3,356	903	735	1,638
Acetyls	683	592	613	619	2,507	547	810	1,357
TBA Intermediates	416	391	461	384	1,652	433	321	754
Volumes (million gallons)
MTBE/ETBE	188	266	245	216	915	229	299	528
Benchmark Market Margins (cents per gallon)
MTBE - Northwest Europe	63.4	90.7	111.8	109.1	94.0	64.0	106.0	85.3
Refining
Volumes (thousands of barrels per day)
Heavy crude oil processing rate	247	257	264	266	259	241	255	248
Benchmark Market Margins
Light crude oil - 2-1-1	13.18	17.29	14.20	8.50	13.32	15.02	16.42	15.74
Light crude oil - Maya differential	15.08	9.72	10.15	9.22	11.11	8.72	7.56	8.22

Source: LYB and third party consultants

Note: Benchmark market prices for U.S. and Western Europe polyethylene and polypropylene reflect discounted prices. Volumes presented represent third party sales of selected key products.

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Table 10 - Unaudited Income Statement Information

	2014					2015
(Millions of U.S. dollars)	Q1	Q2	Q3	Q4	Total	Q1	Q2	YTD

Sales and other operating revenues	$11,135	$12,117	$12,066	$10,290	$45,608	$8,185	$9,145	$17,330
Cost of sales(a)	9,577	10,255	10,118	8,989	38,939	6,379	7,047	13,426
Selling, general and administrative expenses	186	215	211	194	806	205	228	433
Research and development expenses	32	34	31	30	127	26	25	51

Operating income(a)	1,340	1,613	1,706	1,077	5,736	1,575	1,845	3,420
Income from equity investments	61	68	64	64	257	69	90	159
Interest expense, net	(86)	(89)	(79)	(65)	(319)	(58)	(72)	(130)
Other income, net	11	6	3	18	38	21	4	25

Income from continuing operations before income taxes(a)	1,326	1,598	1,694	1,094	5,712	1,607	1,867	3,474
Provision for income taxes	383	425	434	298	1,540	440	541	981

Income from continuing operations(b)	943	1,173	1,260	796	4,172	1,167	1,326	2,493
Income (loss) from discontinued operations, net of tax	1	3	(3)	(5)	(4)	(3)	3	—

Net income(b)	944	1,176	1,257	791	4,168	1,164	1,329	2,493
Net loss attributable to non-controlling interest	1	2	1	2	6	2	1	3

Net income attributable to the Company shareholders(b)	$945	$1,178	$1,258	$793	$4,174	$1,166	$1,330	$2,496

(a)	Amounts presented herein include pre-tax LCM charges of $45 million in the third quarter of 2014, $715 million in the fourth quarter of 2014 and $92 million in the first quarter of 2015. The second quarter of 2015 includes a pre-tax benefit of $9 million for the partial reversal of the first quarter 2015 LCM adjustment resulting from price recoveries during the period.
(b)	Amounts presented herein include after tax LCM charges of $28 million in the third quarter of 2014, $455 million in the fourth quarter of 2014 and $58 million in the first quarter of 2015. The second quarter of 2015 includes an after tax benefit of $6 million for the partial reversal of the first quarter 2015 LCM adjustment discussed above.

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Table 11 - Charges (Benefits) Included in Income from Continuing Operations

	2014					2015
Millions of U.S. dollars (except share data)	Q1	Q2	Q3	Q4	Total	Q1	Q2	YTD
Pretax charges (benefits):
Settlement of environmental indemnification agreement	$(52)	$—	$—	$—	$(52)	$—	$—	$—
Lower of cost or market inventory adjustment	—	—	45	715	760	92	(9)	83
Emission allowance credits, amortization	—	—	—	—	—	35	—	35

Total pretax charges (benefits)	(52)	—	45	715	708	127	(9)	118
Provision for (benefit from) income tax related to these items	—	—	(17)	(260)	(277)	(47)	3	(44)

After-tax effect of net charges (benefits)	$(52)	$—	$28	$455	$431	$80	$(6)	$74

Effect on diluted earnings per share	$0.09	$—	$(0.05)	$(0.91)	$(0.82)	$(0.17)	$0.02	$(0.16)

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Table 12 - Unaudited Cash Flow Information

	2014					2015
(Millions of U.S. dollars)	Q1	Q2	Q3	Q4	Total	Q1	Q2	YTD
Net cash provided by operating activities	$801	$1,797	$1,434	$2,016	$6,048	$1,468	$1,446	$2,914
Net cash used in investing activities	(2,011)	(246)	(638)	(636)	(3,531)	(443)	(727)	(1,170)
Net cash used in financing activities	(550)	(2,217)	(1,621)	(1,519)	(5,907)	(401)	(1,021)	(1,422)

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Table 13 - Unaudited Balance Sheet Information

	March 31,	June 30,	September 30,	December 31,	March 31,	June 30,
(Millions of U.S. dollars)	2014	2014	2014	2014	2015	2015
Cash and cash equivalents	$2,702	$2,030	$1,185	$1,031	$1,616	$1,325
Restricted cash	3	2	—	2	2	3
Short-term investments	1,402	1,299	1,544	1,593	1,478	1,989
Accounts receivable, net	4,141	4,264	4,105	3,448	3,089	3,373
Inventories	5,589	5,326	5,359	4,517	4,267	4,179
Prepaid expenses and other current assets	1,156	784	739	1,054	1,195	1,121

Total current assets	14,993	13,705	12,932	11,645	11,647	11,990
Property, plant and equipment, net	8,556	8,740	8,600	8,758	8,430	8,636
Investments and long-term receivables:
Investment in PO joint ventures	424	418	397	384	373	357
Equity investments	1,693	1,702	1,690	1,636	1,581	1,612
Other investments and long-term receivables	62	58	54	44	38	126
Goodwill	605	602	576	566	533	543
Intangible assets, net	870	838	799	769	695	671
Other assets	624	593	583	481	709	670

Total assets	$27,827	$26,656	$25,631	$24,283	$24,006	$24,605

Current maturities of long-term debt	$3	$3	$2	$4	$4	$3
Short-term debt	58	55	56	346	514	582
Accounts payable	3,642	3,690	3,431	3,064	2,631	2,755
Accrued liabilities	1,477	1,310	1,460	1,554	1,482	1,455
Deferred income taxes	540	570	685	469	429	434

Total current liabilities	5,720	5,628	5,634	5,437	5,060	5,229
Long-term debt	6,766	6,766	6,753	6,757	7,749	7,728
Other liabilities	1,838	1,851	1,795	2,122	2,038	2,063
Deferred income taxes	1,677	1,623	1,574	1,623	1,653	1,635
Stockholders’ equity	11,791	10,753	9,843	8,314	7,478	7,927
Non-controlling interests	35	35	32	30	28	23

Total liabilities and stockholders’ equity	$27,827	$26,656	$25,631	$24,283	$24,006	$24,605

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